As filed with the Securities and Exchange Commission on March 1, 2023

Registration No. 333-195396

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-3 Registration Statement No. 333-195396

UNDER

THE SECURITIES ACT OF 1933

UMPQUA HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Oregon	93-1261319
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One SW Columbia Street, Suite 1200

Portland, Oregon 97258

(503) 727-4100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Clint E. Stein

President and Chief Executive Officer

Columbia Banking System, Inc.

1301 A Street

Tacoma, Washington 98402-4200

(253) 305-1900

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the following Registration Statement on Form S-3 (the “Prior Registration Statement”) is being filed by Umpqua Holdings Corporation (the “Registrant” or “Umpqua”) to terminate all offerings under the Prior Registration Statement and to deregister any and all shares of Umpqua common stock, no par value per share (the “Shares”), together with any and all other securities registered but unsold as of the date hereof thereunder (note that the share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.

Registration Statement on Form S-3 (No. 333-195396), filed with the Securities and Exchange Commission on April 21, 2014, relating to the registration of (i) 43,283,734 Shares and (ii) 2,960,238 warrants held by certain selling shareholders to purchase up to 4,946,556 Shares.

On October 11, 2021, the Registrant entered into an Agreement and Plan of Merger, as amended on January 9, 2023 (the “Merger Agreement”) with Columbia Banking System, Inc. (“Columbia”) and Cascade Merger Sub, Inc., a direct, wholly-owned subsidiary of Columbia (“Merger Sub”), pursuant to which, on February 28, 2023, (i) Merger Sub merged with and into Umpqua (the “Merger”), with Umpqua surviving the merger (the “Surviving Entity”) and (ii) immediately following the Merger, the Surviving Entity merged with and into Columbia (the “Second Step Merger” and, together with the Merger, the “Mergers”), with Columbia continuing as the surviving corporation in the Second Step Merger.

In connection with the Mergers, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Prior Registration Statement. Accordingly, pursuant to the undertakings made by the Registrant in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Prior Registration Statement that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tacoma, State of Washington, on March 1, 2023.

COLUMBIA BANKING SYSTEM, INC. (as successor by merger to Umpqua Holdings Corporation)

By:	/s/ Kumi Yamamoto Baruffi
	Name:	Kumi Yamamoto Baruffi
	Title:	General Counsel

No other person is required to sign this Post-Effective Amendment No. 1 to the Prior Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.